COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210

Vion Pharmaceuticals Completes Accrual of 85 Patients to its

Pivotal Phase II Trial of Cloretazine® (VNP40101M) in Elderly AML

NEW HAVEN, CT, August 15, 2007 – VION PHARMACEUTICALS, INC. (NASDAQ CAPITAL MARKET: VION) today announced that it had accrued a total of 85 patients to the pivotal Phase II trial of its lead anticancer agent Cloretazine® (VNP40101M) in previously untreated elderly patients with de novo poor-risk acute myelogenous leukemia (AML).

Alan Kessman, Chief Executive Officer said, “We are extremely pleased to have reached this milestone in the pivotal Phase II trial of our lead anticancer agent. We will now proceed to analyze the data and, if warranted, prepare a New Drug Application for submission to the U.S. Food and Drug Administration in 2008.” He added, “We continue to plan on the release of preliminary data from this trial at the American Society of Hematology (ASH) Meeting in December.”

The pivotal Phase II trial, initiated in May 2006, is evaluating Cloretazine® (VNP40101M) as a single agent in previously untreated AML patients over the age of 60 with de novo poor-risk AML. Patients are eligible for this trial if they are at least 60 years of age with de novo AML and have one of the following additional risk factors: (i) unfavorable cytogenetics; (ii) an ECOG performance status of 2 or greater; or (iii) a co-morbid condition that precludes them from receiving cytotoxic therapy with cytarabine and an anthracycline. Patients over the age of 70 with de novo AML who do not have favorable cytogenetics are also eligible.

The primary endpoint for this trial is the complete response rate (including complete remission (CR) and complete remission with incomplete platelet recovery (CRp)). Secondary endpoints include overall survival, disease-free survival and progression-free survival.

The trial had a two-stage min-max design in which if there were at least nine responses in the first 42 patients, the trial was to continue to the second stage. On January 25, 2007, the Company announced that there had been at least nine remissions in the first stage and that the trial would therefore continue. Eighty-five patients were enrolled in order to ensure that at least 77 would be eligible for the trial and included in the full analysis set. At least 22 responses in 77 patients are required to confirm the 35% target response rate with 95% confidence. If the full analysis set includes all 85 patients, then at least 24 responses are required for confirmation of the target response rate.

Dr. Dan DeAngelo, Assistant Professor at Harvard Medical School and the Dana Farber Cancer Institute and an investigator on the trial commented, “The treatment of elderly patients with poor-risk AML represents a significant unmet medical need in clinical oncology, and it is important that we find new effective treatment options. Agents such as Cloretazine® (VNP40101M) have the potential to address this need.”

Dr. Gary Schiller, Professor of Medicine at the UCLA Geffen School of Medicine and an investigator on the trial added, “This was a very important study for older AML patients treated here at UCLA. As a single agent therapy administered over 30 to 60 minutes, Cloretazine® (VNP40101M) is clearly an active agent with the potential to play an important role in the treatment of this difficult population.”

On August 8, 2007, the Company announced that certain sites on the trial would remain open and continue to accrue patients to an ECG sub-study. Recent FDA/ICH guidance recommends that an electrocardiographic evaluation (QT/QTc) study be included in the clinical development of all new drugs. Normally these studies are conducted in healthy subjects so that disease factors/co-morbidities do not confound the results. As Cloretazine® (VNP40101M) is a cytotoxic agent which should not be given to healthy volunteers, this evaluation is being done in previously untreated elderly patients with de novo poor-risk AML who receive Cloretazine® (VNP40101M) therapy.

Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative cancer therapeutics. Vion has two agents in clinical trials. Cloretazine® (VNP40101M), a unique alkylating agent, is being evaluated in a Phase II pivotal trial as a single agent in elderly patients with previously untreated de novo poor-risk acute myelogenous leukemia. A Phase II trial of Cloretazine® (VNP40101M) in small cell lung cancer is also being conducted. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. In preclinical studies, Vion is also evaluating VNP40541, a hypoxia-selective compound, and hydrazone compounds. The Company also is seeking development partners for TAPET®, its modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies or clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Form 10-Q for the quarter ended June 30, 2007. In particular, there can be no assurance as to the results of any of the Company’s clinical trials, that any of these trials will continue to full accrual, or that any of these trials will not be discontinued, modified, delayed or ceased altogether. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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